Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-53656
Prospectus Supplement No. 1 (to Prospectus dated January 22, 2001)

This prospectus supplement relates to the resale by a selling security holder of shares of Common Stock of ON Technology Corporation issued or issuable upon the exercise of two warrants, each for 1,400,000 shares. This prospectus supplement should be read in conjunction with the prospectus dated January 22, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The New Warrants were originally issued by us and sold to Castle Creek Technology Partners LLC and Marshall Capital Management, Inc. We were informed that Marshall Capital transferred its New Warrant to Castle Creek effective December 7, 2001. At the time of transfer, the balance of shares issuable pursuant to the transferred New Warrant was 1,050,437 shares. Castle Creek may from time to time offer and sell pursuant to this prospectus any and all of the shares of common stock issuable upon exercise of the New Warrant originally issued to Marshall Capital. This is not an increase in the number of shares or dollar amount registered. This is not an inclusion of shares from a transaction other than the one to which the original filing related.

The following information replaces in its entirety the information provided in the prospectus dated January 22, 2001 under the caption "Selling Stockholders Stock Ownership."

The shares covered by this prospectus consist of shares currently held by Castle Creek and shares that Castle Creek has the right to purchase upon exercise of the New Warrants.

The number of shares that may actually be sold by Castle Creek will be determined by it. Because Castle Creek may sell all, some or none of the shares that it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares that will be held by Castle Creek at the termination of the offering.

The following table presents information regarding Castle Creek. Under the Registration Rights Agreement, as amended, we are required to register for resale all of the shares issued to Castle Creek in the 1999 private placement and the shares issuable to Castle Creek upon full exercise of the New Warrants.

Under their terms, the New Warrants are exercisable by any holder only to the extent that the number of shares outstanding, together with the number of shares beneficially owned by the holder, would not be more than 4.9% of the total shares outstanding. This beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934.

The percentages shown in the table are based upon 22,325,504 shares outstanding as of December 24, 2001. The numbers shown in the column "Number of Shares Offered" include additional shares that may be issuable to Castle Creek upon exercise of the New Warrants.

Castle Creek advised us that it is the beneficial owner of the shares being offered.

                                                                           NUMBER OF SHARES BENEFICIALLY OWNED
                              NUMBER OF SHARES BENEFICIALLY                 AFTER OFFERING (assuming the sale
                                 OWNED PRIOR TO OFFERING                      of all registered shares) (2)
                              ----------------------------                    ----------------------------
                                SHARES OF     PERCENTAGE OF    NUMBER OF       SHARES OF      PERCENTAGE OF
SELLING STOCKHOLDER           COMMON STOCK    COMMON STOCK   SHARES OFFERED   COMMON STOCK    COMMON STOCK
-------------------           ------------    ------------    ------------    ------------    ------------
Castle Creek Technology
Partners LLC                  1,090,853(1)        4.9%        1,090,853        0        0%


(1) Includes 40,416 shares held beneficially and of record by Castle Creek and 1,050,437 shares issuable upon exercise of the New Warrants held by Castle Creek.

Castle Creek Partners LLC is the investment manager for Castle Creek Technology Partners LLC, and consequently may be deemed to have voting control and investment discretion over the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners LLC disclaims beneficial ownership of all securities owned by Castle Creek Technology Partners LLC. Daniel Asher, a member of Castle Creek Partners LLC, may be deemed as a result thereof to be a beneficial owner of the securities held by Castle Creek Technology Partners LLC. Mr. Asher disclaims such beneficial ownership.

(2) Assumes that all of the shares registered under this Registration Statement and Registration Statement No. 333-95333 are sold.


The date of this Prospectus Supplement is December 26, 2001.